Exhibit 10

September 29, 2011

Mr. Michael A. Ribero

850 Arroyo Court

Palo Alto, CA  94306

Dear Mike:

The purpose of this letter is to memorialize our understanding regarding the consulting services that you will provide to Tropicana Las Vegas, Inc. (“TLV”).

Services:	You will provide consulting services in connection with TLV’s marketing initiatives.

Term:	September 1 to December 31, 2011

Consulting Fee:	$12,500 per month, plus performance bonuses at TLV’s discretion.

Business Expenses:	All reasonable business expenses incurred on behalf of TLV shall be reimbursed.

Location:	Palo Alto, CA, with trips to Las Vegas and other locations on an as needed basis.

Title:	Strategic Advisor, Office of the Chairman

I am very much looking forward to working with you on these exciting marketing initiatives.

Warmest regards,

Alex Yemenidjian